Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-132016 and 333-77573) pertaining to the TD AMERITRADE Holding Corporation Associates’ 401(k) Profit Sharing Plan and Trust of our report dated June 26, 2009, with respect to the financial statements and schedule of the TD AMERITRADE Holding Corporation Associates’ 401(k) Profit Sharing Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ ERNST & YOUNG LLP
Minneapolis, Minnesota
June 26, 2009